ARTICLE IV

Committees

Section 1. Executive Committee. The Board of Directors may, by resolution passed by a majority of the total number of directors, designate an Executive Committee to consist of such Executive Officers of the Company and/or its subsidiaries as the Board shall determine. The members of the Executive Committee shall hold their office as such until the membership is changed by the Board of Directors. In making such new appointments the Board of Directors shall designate the Executive Officers said appointees are to succeed and the time they are respectively to serve on said Committee. The Executive Committee shall have the power to approve and execute all policies and strategies applicable to the Company and its subsidiaries, other than those for which the Board or a Board Committee has exclusive authority. The Executive Committee shall also have the power to act in lieu of the full Board between Board meetings. The Executive Committee shall report to, and obtain ratification of, the board after taking any action for which the Board has authority and responsibility. The Executive Committee shall periodically meet with and/or interact with the Chairman of the Audit Committee, the Chairman of the Corporate Governance/Nominating Committee, and the Chairman of the Compensation Committee. A majority of the members of the Executive Committee shall determine its action and shall fix the time and place of its meetings unless the Board of Directors shall otherwise provide. When regular meetings have been established no notice shall be required thereof and any and all business may be transacted thereat. Notices of special meetings shall be given in the same manner as is provided for special meetings of the Board of Directors. Unless otherwise indicated in the notice thereof any and all business may be transacted at a special meeting. A majority of the Executive Committee shall constitute a quorum. The Executive Committee shall keep regular minutes of its proceedings and shall report the same at the next succeeding meeting of the Board of Directors.

Section 2. Management Committee. The Board of Directors may, by resolution passed by a majority of the total number of directors, designate a Management Committee to consist of such officers, including significant Division heads and group and area leaders, of the Company and/or its subsidiaries as may be recommended by the Company CEO and appointed by the Board. The Company CEO and the CEO of UMB Bank, n.a. shall be ex officio members of the Management Committee. The Management Committee shall have and may exercise such powers as the Board of Directors shall provide by its resolution or in any Charter adopted by the Board of Directors with respect to such committee.

Section 3. Other Committees. The Board of Directors shall prepare and adopt Charters establishing, and setting forth the authority of, each of an Audit Committee, an Officer Salary and Stock Option Committee, and a Corporate Governance/Nominating Committee, and shall review and revise such Charters from time to time as necessary or appropriate. Each such Committee shall have the purposes, functions, goals, responsibilities and authority set forth in its respective Charter. Each such Charter shall also set out the criteria and qualifications for membership on such Committees. The Board of Directors may also, from time to time, designate such other committees as the Board may deem advisable, and may select or designate the manner of selecting any such committee. Each such committee shall have and may exercise such powers as the Board of Directors shall provide by its resolution or in any Charter adopted by the Board of Directors with respect to such committees.

Section 4. Compensation of Committee Members. The Board of Directors shall determine the compensation to be paid to Board committee members, based upon the recommendation of the Officers Salary and Stock Option Committee; provided that no such compensation shall be paid to any committee member who shall at the time be receiving a salary from the Corporation or any of its subsidiaries as an officer thereof.